                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         VESTAR/CALVARY HOLDINGS, INC.,

                              VESTAR/CALVARY, INC.

                                      AND

                           SHERIDAN HEALTHCARE, INC.

                           DATED AS OF MARCH 24, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
      ARTICLE I
                               THE OFFER
1.1   The Offer...................................................      2
1.2   Company Action..............................................      2
      ARTICLE II
                               THE MERGER
2.1   The Merger; Filing and Effective Time.......................      3
2.2   Closing.....................................................      4
2.3   Effects of the Merger.......................................      4
2.4   Certificate of Incorporation; By Laws.......................      4
2.5   Directors and Officers......................................      4
      ARTICLE III
               EFFECT OF THE MERGER ON THE CAPITAL STOCK
                     OF COMPANY AND THE MERGER SUB
3.1   Effect on Capital Stock.....................................      4
3.2   Company Options.............................................      5
3.3   Dissenters' Rights..........................................      5
3.4   Paying Agent................................................      5
      ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE PURCHASER
4.1   Existence, Good Standing, Corporate Authority...............      6
4.2   Authorization of Agreement and Other Documents..............      7
4.3   Non-Contravention...........................................      7
4.4   Disclosure Documents........................................      7
4.5   Brokers.....................................................      8
4.6   Commitment Letters..........................................      8
      ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY
5.1   Organization, Standing and Qualification....................      8
5.2   Capitalization..............................................      8
5.3   Subsidiaries................................................      9
5.4   Constituent Documents.......................................      9
5.5   Authorization of Agreement..................................      9
5.6   Non-Contravention...........................................      9
5.7   Compliance with Laws........................................     10
5.8   Commission Documents........................................     10
5.9   Insurance...................................................     10
5.10  Litigation..................................................     11
5.11  Taxes.......................................................     11
5.12  ERISA.......................................................     12

                                                                      PAGE
                                                                      ----
5.13  Environmental Matters; OSHA.................................     13
5.14  Interim Conduct of Business.................................     13
5.15  No Brokers..................................................     14
5.16  Disclosure Documents........................................     14
5.17  Billing and Coding..........................................     14
5.18  Properties..................................................     15
5.19  Material Contract Defaults; Non-Compete.....................     15
5.20  Transactions with Affiliates................................     16
5.21  Vote Required; State Takeover Statutes......................     16
5.22  1998 Financial Statements...................................     16
5.23  Year 2000 Compliance........................................     16
      ARTICLE VI
                               COVENANTS
6.1   Interim Operations..........................................     17
6.2   Stockholders Meeting........................................     19
6.3   Proxy Statement, Etc. ......................................     20
6.4   Company Board Representation; Section 14(f).................     20
6.5   Inspection of Records.......................................     21
6.6   Publicity...................................................     21
6.7   Further Action; Reasonable Best Efforts.....................     21
6.8   Employee Benefit Plans......................................     22
6.9   Indemnification of Directors and Officers of the Company....     22
6.10  No Solicitations............................................     23
6.11  Disposition of Litigation...................................     24
6.12  Financing-Related Cooperation...............................     24
6.13  Stop Transfer Order.........................................     24
      ARTICLE VII
                               CONDITIONS
7.1   Conditions to Each Party's Obligation to Effect the              24
      Merger......................................................
7.2   Additional Condition to the Obligations of Holdings and the      25
      Purchaser to Effect the Merger..............................
      ARTICLE VIII
                         TERMINATION AND WAIVER
8.1   Termination.................................................     25
8.2   Termination Fees and Expenses...............................     26
8.3   Effect of Termination and Abandonment.......................     27
8.4   Extension; Waiver...........................................     28
      ARTICLE IX
                           GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements...     28
9.2   Notices.....................................................     28
9.3   Assignment, Binding Effect..................................     29
9.4   Entire Agreement............................................     29

                                                                      PAGE
                                                                      ----
9.5   Amendment...................................................     29
9.6   Governing Law...............................................     29
9.7   Counterparts................................................     29
9.8   Headings....................................................     29
9.9   Interpretation..............................................     29
9.10  Waivers.....................................................     29
9.11  Incorporation of Exhibits...................................     30
9.12  Severability................................................     30
9.13  Enforcement of Agreement....................................     30

Annex A    Offer Conditions
Exhibit A  Amended and Restated Certificate of Incorporation of the
           Company
Exhibit B  Merger Sub By-laws

                          AGREEMENT AND PLAN OF MERGER

     PLAN AND AGREEMENT OF MERGER (the "Agreement") dated as of March 24, 1999, among VESTAR/CALVARY HOLDINGS, INC., a Delaware corporation ("Holdings"), VESTAR/CALVARY, INC., a Delaware corporation and a wholly owned subsidiary of Holdings (the "Purchaser"), and SHERIDAN HEALTHCARE, INC., a Delaware corporation (the "Company") (the Purchaser and Company being sometimes collectively referred to herein as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and the stockholders of the Company to enter into this Agreement providing for the merger (the "Merger") of Purchaser into the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Boards of Directors of Holdings and Purchaser have each approved the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein;

     WHEREAS, as promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share ("Voting Common Stock"), and Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of the Company (collectively, the shares of Voting Common Stock and Class A Common Stock being referred to herein as the "Shares" or the "Company Common Stock"), of the Company at a price of $9.25 per Share, net to the seller in cash, subject to the conditions set forth in Annex A hereto;

     WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each Share in the Offer and in the Merger is fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and the Merger and adoption of this Agreement by such stockholders;

     WHEREAS, as a condition to their willingness to enter into this Agreement and consummate the transactions contemplated hereby, Holdings and the Purchaser have required each of Mitchell Eisenberg, Lewis Gold, Michael Schundler and Jay Martus (the "Senior Stockholders") and Gilbert Drozdow and Robert Coward (collectively with the Senior Stockholders, the "Stockholders"), contemporaneously with the execution and delivery of this Agreement, to enter into (i) in the case of the Senior Stockholders, an employment agreement with the Company to be effective upon the purchase of Shares pursuant to the Offer,
(ii) in the case of the Senior Stockholders and Gilbert Drozdow, a Stockholders Agreement with each other and Holdings and the other parties thereto (the "Stockholders Agreement") and (iii) in the case of the Senior Stockholders and Gilbert Drozdow, a Subscription and Tender Agreement with Holdings and, in the case of Robert J. Coward, a Tender Agreement (the "Subscription and Tender Agreements") to be effective upon the purchase of Shares pursuant to the Offer pursuant to which, among other things, each of them (x) other than Robert Coward, shall purchase shares of common stock of Holdings following the purchase of Shares pursuant to the Offer, (y) shall be granted following the consummation of the Merger options to purchase common stock of Holdings and (z) has agreed to tender all of his Shares pursuant to the Offer (such employment agreements, Stockholders Agreement, Subscription and Tender Agreements and related documents collectively referred to herein as the "Stockholder Documents"); and

     WHEREAS, the Board of Directors of the Company has approved the merger (the "Merger") of Purchaser into the Company in accordance with the DGCL upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and no event shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the conditions or events set forth in Annex A hereto (the "Offer Conditions"), Purchaser shall commence the Offer as soon as practicable after the date hereof, and in any event within five business days from the date hereof. The obligation of Purchaser to accept for payment Shares tendered shall be subject to the satisfaction of the Offer Conditions. Purchaser expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, (i) Purchaser may not amend or waive the Minimum Condition (as defined in Annex A), (ii) no change may be made which decreases the price per Share payable in the Offer, (iii) there shall be no change to the form of consideration payable in the Offer (other than by adding consideration),
(iv) there shall be no reduction in the maximum number of Shares to be purchased in the Offer, or (v) there shall be no imposition of any condition to the Offer in addition to those set forth herein which is materially adverse to holders of the Shares. Purchaser covenants and agrees that, subject to the terms and conditions of this Agreement, including the Offer Conditions, it will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable; provided, that Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; and provided that Purchaser shall have the right, in its sole discretion, to extend the Offer for up to five business days, notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of
Section 253 of the DGCL. The initial expiration date of the Offer shall be 20 business days from the commencement of the Offer in accordance with applicable law. Subject to the foregoing, it is agreed that the Offer Conditions are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser or Holdings not inconsistent with the terms hereof) or may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

     (b) As soon as reasonably practicable after the date hereof, and in any event within five business days from the date hereof, Purchaser and Holdings shall file their Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and Schedules 13D and 13E-3 with respect to the Offer with the Securities and Exchange Commission (the "Commission"). The Schedule 14D-1 will contain an Offer to Purchase and forms of the related letter of transmittal (which Schedule 14D-1, Offer to Purchase and other documents, together with any further supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Holdings, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Holdings and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the Commission. Holdings and Purchaser agree to provide the Company with any comments that may be received from the Commission or its staff with respect to the Offer Documents promptly after receipt thereof.

     (c) Notwithstanding any other provision contained herein, the Offer shall terminate upon termination of this Agreement pursuant to Article VIII.

     1.2 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on March 24, 1999, has unanimously (excluding directors who would be considered "interested directors" under Section 144 of the DGCL and who abstained) (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved this Agreement and the Offer and the Merger and the other transactions contemplated hereby, (C) declared the Merger to be advisable and directed that the Merger be submitted for consideration at a special meeting of the stockholders of the Company, (D) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and adopt this Agreement and (E) approved this Agreement and the Stockholder Documents and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL; and
(ii) Salomon Smith Barney Inc. and Bowles, Hollowell Conner & Co. (the "Financial Advisors") each has delivered to the Board of Directors of the Company its written opinion that the consideration to be received by holders of Shares (other than Holdings and its affiliates) pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisors to permit, subject to prior review and consent by such Financial Advisors (such consent not to be unreasonably withheld), the inclusion of such fairness opinions (or a references thereto) in the Offer Documents and in the Schedule 14D-9 referred to below and the Proxy Statement (as defined in Section 5.16). The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

     (b) The Company shall file with the Commission, contemporaneously with the filing of the Schedule 14D-1 pursuant to Section 1.1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations of the Company's Board of Directors described in Section 1.2(a)(i) and shall promptly mail the Schedule 14D-9 to the stockholders of the Company, and the Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Holdings or the Purchaser such recommendations (or announce publicly its intention to do so); provided that prior to the purchase of Shares pursuant to the Offer, the Company shall not be required to make such filing with such recommendations or make such mailing and the Board of Directors shall be permitted to withdraw, amend or modify its recommendations (or publicly announce its intention to do so) in a manner adverse to Holdings or the Purchaser if: (1) the Company has complied with Section 6.10, (2) a Superior Proposal (as defined in Section 6.10) shall have been proposed by any person other than Holdings or the Purchaser and such proposal is pending at the time of such action; (3) the Board of Directors shall have concluded in good faith, after consultation with its outside legal counsel, that the Board of Directors is required to withdraw, amend or modify such recommendations in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; and (4) the Company shall have notified Holdings of such Superior Proposal at least two business days in advance of such action. The Schedule 14D-9 and all amendments thereto will comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Company, Holdings and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) In connection with the Offer, if requested by Purchaser, the Company shall promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including but not limited to updated lists of stockholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Parent, Purchaser, Holdings or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

                                   ARTICLE II

                                   THE MERGER

     2.1  The Merger; Filing and Effective Time.

     (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") following the effectiveness of the Merger.

     (b) The parties hereto shall cause the Merger to be consummated by filing a certificate of merger or, if applicable, a certificate of ownership and merger with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of such certificate with the Secretary of State of the State of Delaware (or such later time as is agreed to by the parties hereto and set forth therein) being the "Effective Time").

     2.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver of the conditions set forth in
Article VII (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date or place is agreed to in writing by the parties hereto.

     2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

     2.4  Certificate of Incorporation; By Laws.

     (a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein and under the DGCL.

     (b) At the Effective Time, the By-laws of the Purchaser as in effect immediately prior to the Effective Time in the form set forth as Exhibit B hereto shall be the By-laws of the Surviving Corporation following the Merger and thereafter may be amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation following the Merger and as provided under the DGCL.

     2.5 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                  ARTICLE III

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF COMPANY AND THE MERGER SUB

     3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser or any holder of any shares of Company Common Stock or any holder of capital stock of the Purchaser, the outstanding capital stock of the Purchaser and the Company shall be converted or cancelled as follows:

          (a) Conversion of Common Stock of the Purchaser. Each share of common stock of the Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Certain Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time that is owned by Holdings, the Purchaser or any other direct or indirect subsidiary of Holdings or held in the treasury of the Company shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Each outstanding share of Company Common Stock (other than any such shares of Company Common Stock to be cancelled pursuant to Sec-tion 3.1(b)) and any Dissenting Shares (as defined in Section 3.3) shall be converted into the right to receive an amount in cash equal to the greater of $9.25 or any higher price paid pursuant to the Offer (the "Merger Consideration").

          (d) Cancellation and Retirement of Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares of Company Common Stock, cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.4.

     3.2 Company Options. At the Effective Time, each option (a "Company Option") to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time shall become immediately vested. Each Company Option with an exercise price per share of Company Common Stock less than the Merger Consideration shall automatically be converted into the right to receive cash in the amount of the product of (a) the Merger Consideration minus such exercise price, multiplied by (b) the number of shares of Company Common Stock for which such Company Option is exercisable. All other Company Options outstanding as of the Effective Time shall automatically be terminated effective as of the Effective Time. The holders of all Company Options subject to automatic conversion pursuant to this Section 3.2 are herein referred to as the "Eligible Option Holders." Prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the plan(s) pursuant to which the Company Options have been granted) shall adopt such resolutions, obtain such consents, or take such other actions as are required to effect the transactions contemplated by this Section 3.2.

     3.3 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares of Company Common Stock in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of Company Common Stock who demands appraisal of those shares of Company Common Stock under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(c), without interest, upon the surrender of the certificate or certificates representing those shares of Company Common Stock. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any such demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     3.4 Paying Agent. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to
Section 3.1(c). When and as needed, Holdings or Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 3.4(b). Such funds shall be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Holdings, as Holdings directs.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

     (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE PURCHASER

     Holdings and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Purchaser to the Company concurrently herewith and identified as the "Purchaser Disclosure Statement." All exceptions noted in the Purchaser Disclosure Statement shall be numbered to correspond to the applicable Sections to which such exception refers; provided, however, that any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules if the disclosure in respect of the particular schedule is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other schedules to avoid a breach under the provisions hereof corresponding to such other schedules.

     4.1 Existence, Good Standing, Corporate Authority. Each of Holdings and the Purchaser (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted prior to the Effective Time, except where the failure to have such power and authority would not have a Material Adverse Effect (as hereinafter defined) on Holdings, and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect on Holdings; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Material Adverse Effect on Holdings. The copies of the Certificate of Incorporation and By-laws of each of Holdings and Purchaser as in effect on the date hereof have been previously delivered to the Company and are true and correct. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to any entity means (a) any change or effect that is, individually or in the aggregate, materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries and controlled entities taken as a whole, or (b) a material impairment on the ability of such entity or its subsidiaries and controlled entities taken as a whole to perform any of their material obligations under this Agreement or to consummate the Merger.

     4.2 Authorization of Agreement and Other Documents. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of each of Holdings and the Purchaser and no other proceedings on the part of Holdings, the Purchaser or their respective stockholders are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement is a valid and binding obligation of each of Holdings and the Purchaser, enforceable against each of Holdings and the Purchaser in accordance with its terms.

     4.3 Non-Contravention. The execution, delivery and performance of this Agreement by each of Holdings and the Purchaser and the consummation by each of Holdings and the Purchaser of the transactions contemplated hereby to be consummated by it, will not (i) violate or conflict with any provision of any law applicable to Holdings or the Purchaser or by which any property or asset of Holdings or the Purchaser is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Holdings or the Purchaser with any public authority (other than (a) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) in connection with or in compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the DGCL, and (c) applicable state statutes and regulations regulating the conduct of the Surviving Corporation's business as identified in the Purchaser Disclosure Statement), (iii) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Holdings or the Purchaser in any respect or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Holdings or the Purchaser pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Holdings or the Purchaser is subject or by which Holdings or the Purchaser or any of their property or assets is bound; except in the case of clauses (i), (ii) and (iv) above where such violations, conflicts, breaches, defaults or the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have a Material Adverse Effect on Holdings.

     4.4  Disclosure Documents.  The Offer Documents, as filed pursuant to
Section 1.1, will not, at the time such Offer Documents are filed with the Commission or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Holdings for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting (as defined in Section 6.2) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Holdings and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents or the Offer Documents. The Offer Documents, as amended and supplemented, will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     4.5 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Holdings or the Purchaser other than Vestar Capital Partners.

     4.6 Commitment Letters. Executed commitment letters from Vestar (the "Vestar Commitment Letter") and NationsBank, N.A. (the "NationsBank Commitment Letter") and an executed letter from NationsBanc Montgomery Securities LLC stating that it is highly confident that it can provide subordinated debt financing in connection with the transaction contemplated by this Agreement (the "Highly Confident Letter") (the Highly Confident Letter, the Vestar Commitment Letter and the NationsBank Commitment Letter, collectively, the "Commitment Letters") are included in Section 4.6 of the Purchaser Disclosure Statement. As of the date of this Agreement, the Commitment Letters provided to the Company are in full force and effect and have not been amended in any material respect.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Holdings and the Purchaser that the statements contained in this Article V are true and correct, except as set forth in the disclosure statement delivered by the Company to Holdings concurrently herewith and identified as the "Company Disclosure Statement." All exceptions noted in the Company Disclosure Statement shall be numbered to correspond to the applicable Sections to which such exception refers; provided, however that any disclosure set forth in any particular schedule shall be deemed disclosed in reference to all applicable schedules if the disclosure in respect of the particular schedule is sufficient on its face without further inquiry reasonably to inform Holdings of the information required to be disclosed in respect of the other schedules to avoid a breach under the provisions hereof corresponding to such other schedules.

     5.1 Organization, Standing and Qualification. Each of the Company and the Controlled Entities (as defined in Section 5.3) (i) is a corporation duly organized, validly existing and in good standing under the laws in the jurisdiction of its incorporation; (ii) has all requisite power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a Material Adverse Effect on the Company, and to consummate the transactions contemplated hereby;
(iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect on the Company; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary for the ownership or operation of its properties or the conduct of its businesses except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Material Adverse Effect on the Company.

     5.2  Capitalization.

     (a) The total authorized capital stock of the Company consists of (i) 5,000,000 shares of Convertible Preferred Stock, par value $.01 per share, no shares of which are issued and outstanding as of the date of this Agreement; and
(ii) 21,000,000 shares of Company Common Stock, of which 296,638 shares of Class A Common Stock and 6,290,178 shares of Voting Common Stock are issued and outstanding on the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

     (b) Each outstanding share of Company Common Stock is (i) duly authorized and validly issued and (ii) fully paid and nonassessable and free of any preemptive and similar rights.

     (c) Other than Company Options that will become vested (and converted into the right to receive cash) or canceled at the Effective Time pursuant to Article III hereof, as of the Effective Time, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or (iii) contracts, commitments, agreements, understandings, rights (including registration rights), arrangements, calls or claims of any kind to which the Company is a party or is bound relating to the issuance of any capital stock of the Company, including the commitments referred to in Section 5.2(c)(iii) of the Company Disclosure Statement. Section 5.2(c) of the Company Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares of Company Common Stock subject to each Company Option, the exercise price and the expiration date of each outstanding Company Option.

     5.3 Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such subsidiary) of each of the Company's subsidiaries indicated in Part I of Section 5.3 of the Company Disclosure Statement as being owned by the Company (the "Subsidiaries") and has an ownership interest or the right to purchase those entities listed on Parts II and III of Section 5.3 of the Company Disclosure Statement (together with the Subsidiaries, the "Controlled Entities"), and the Controlled Entities are the only entities in which the Company directly or indirectly beneficially owns an equity interest. Each of the outstanding shares of capital stock beneficially owned by the Company of each of the Company's Controlled Entities is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company or a wholly owned Subsidiary free and clear of all liens, pledges, security interests, claims or other encumbrances.

     5.4 Constituent Documents. True and complete copies of the Certificate of Incorporation and all amendments thereto, the By-laws, as amended and currently in force, and all corporate minute books and records of the Company and each of its Controlled Entities have been furnished by the Company to the Purchaser for inspection to the extent requested by the Purchaser.

     5.5 Authorization of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement, except for the Requisite Stockholder Approval. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     5.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate or conflict with any provision of any law applicable to the Company or any of its Controlled Entities or by which any property or asset of the Company or any of its Controlled Entities is bound,
(ii) require any material consent, waiver, approval, license, qualification, order or authorization of or any filing by the Company or any of its Controlled Entities with any public authority (other than (a) the filing of a pre-merger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Securities Act, the Exchange Act and the DGCL and (c) applicable state statutes and regulations regulating the conduct of the Surviving Corporation's business as identified in the Company Disclosure Statement), (iii) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company or any of its Controlled Entities in any respect or (iv) except as set forth in Section 5.6 of the Company Disclosure Statement, violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Controlled Entities pursuant to, any provision of any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, license, ordinance, permit, franchise, joint venture agreement, limited liability company agreement, partnership agreement, regulation or decree to which the Company or any of its Controlled Entities is subject or by which the Company or any of its Controlled Entities or any of their property or assets is bound (including without limitation Material Contracts in existence on the date hereof between any entity affiliated with Columbia/HCA Healthcare Corporation or Tenet Healthcare Corporation or any of the Company's managed care providers, on the one hand, and any of the Company and its Controlled Entities, on the other hand); except in the case of clause (i) where such violation or conflict would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     5.7  Compliance with Laws.

     (a) The Company and the Controlled Entities hold all permits, licenses, variances, exemptions, orders and approvals of any governmental entities necessary for the lawful conduct of their business (the "Permits"), except where the failure to hold such Permits would not have a Material Adverse Effect on the Company.

     (b) Since the later of the date on which the particular Controlled Entity was acquired (the "Controlled Entity Acquisition Date") and January 1, 1996, the Company and the Controlled Entities have been in substantial compliance with the terms of the Permits.

     (c) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any governmental entity with respect to any of the Company and the Controlled Entities is, to the knowledge of the Company, pending or threatened which, if adversely decided, would be reasonably likely to have a Material Adverse Effect on the Company.

     5.8 Commission Documents. The Company has delivered or made available to Holdings each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1996, which reports constitute all of the documents required to be filed by the Company with the Commission since such date, each in the form (excluding exhibits and any amendments thereto) filed with the Commission (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any Company Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed with the Commission all reports required to be filed under Section 13, 14 and 15(d) of the Exchange Act since January 1, 1996. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, stockholders equity or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto). Since January 1, 1996, there has been no material change in the Company's accounting methods or principles except as described in the notes to such Company financial statements.

     5.9 Insurance. Section 5.9 of the Company Disclosure Statement contains a list of all insurance policies which are owned by any of the Company and the Controlled Entities or which name the Company or any Controlled Entity as an insured (or loss payee), including without limitation those which pertain to the assets, employees or operations of the Company and the Controlled Entities. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

     5.10 Litigation. Except as set forth in Section 5.10 of the Company Disclosure Statement, there is no suit, claim, action, litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company, or any of the Company's officers, directors or affiliates, with respect to or affecting the Company's operations, businesses, or financial condition, or related to the consummation of the transactions contemplated hereby which, is reasonably likely to have a Material Adverse Effect on the Company.

     5.11  Taxes.

     (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereto, and the term "Return" means any one of the foregoing Returns. The representations contained in this
Section 5.11 with respect to a Controlled Entity are made with respect to such Controlled Entity from the date of the Controlled Entity Acquisition Date.

     (b) There have been properly completed and filed on a timely basis and in correct form all material Returns required to be filed by the Company or its Controlled Entities or requests for extensions to file such Tax Returns have been timely filed and the Company and its Controlled Entities are within such period for extension. As of the time of filing, the foregoing Returns were correct and complete in all material respects.

     (c) With respect to all amounts in respect of Taxes imposed upon the Company or its Controlled Entities, or for which the Company or its Controlled Entities is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before December 31, 1998, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company or its Controlled Entities to taxing authorities on or before the date hereof have been paid and with respect to Taxes not yet due and owing to a taxing authority, such Taxes have been paid or adequately reserved for on the Company's financial statements in accordance with generally accepted accounting principles.

     (d) There are no audits or similar proceedings by any taxing authority pending or threatened with respect to Taxes, except as disclosed in Section 5.11(d) of the Company Disclosure Statement. No assessment of Tax has been proposed against the Company or its Controlled Entities or any of their respective assets or properties. No closing agreement pursuant to Section 7121 or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or its Controlled Entities, except as disclosed in Section 5.11(d) of the Company Disclosure Statement. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period of collection or assessment of, Taxes due from or with respect to the Company or its Controlled Entities for any taxable period, and no power of attorney granted by or with respect to the Company or its Controlled Entities relating to Taxes is currently in force.

     (e) Neither the Company nor any of its Controlled Entities is a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar contract or arrangement or any agreement that obligates it to make payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

     (f) The Company and its Controlled Entities (i) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which is the Company), and (ii) has no liability for the Taxes of any person under Treasury Regulation section 1502 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

     (g) There are no liens with respect to Taxes upon any of the assets or properties of the Company or its Controlled Entities, other than with respect to Taxes not yet due.

     (h) The Company and its Controlled Entities have collected all sales and use Taxes required to be collected and has remitted, or will remit on a timely basis, such amount to the appropriate governmental entities, or have been furnished properly completed exemption certificates. The Company and its Controlled Entities have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitation has not expired.

     5.12  ERISA.

     (a) Section 5.12(a) of the Company Disclosure Statement contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, officers or agents of any Commonly Controlled Entity (as hereinafter defined) with medical, health, life, bonus, incentive, change in control, employment, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits), whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether oral or written that is currently maintained, or contributed to, or required to be contributed to, by the Company or any other person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers or directors of any Commonly Controlled Entity. The Company has delivered or made available to Holdings true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Forms 5500 and 990, if any, filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan; and (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists). Each Benefit Plan has been established, funded, maintained and administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except where the failure to comply would not be reasonably expected to result in a Material Adverse Effect on the Company.

     (b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (c) No Commonly Controlled Entity has adopted or been obligated to contribute to any "defined benefit pension plan" as defined in Section 3(35) of ERISA subject to Title IV of ERISA in the six (6) years preceding the date hereof and no Commonly Controlled Entity has incurred any liability under Title IV of ERISA.

     (d) No Benefit Plan is a "multiemployer plan" and neither the Company nor any Commonly Controlled Entity at any time has been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ) or has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of

ERISA) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

     (e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

     (f) All contributions or premiums owed by Commonly Controlled Entities with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and the Commonly Controlled Entities are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

     (g) To the Company's knowledge, no Pension Plan or Welfare Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

     (h) No Benefit Plan exists that could result in the payment to any present or former employee of a Commonly Controlled Entity of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of a Commonly Controlled Entity as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

     5.13 Environmental Matters; OSHA. The Company and its Controlled Entities are in substantial compliance with all Environmental Laws. For the purposes of this Agreement, "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. The Company and its Controlled Entities are in substantial compliance with the Occupational Health and Safety Act and the rules and regulations thereunder.

     5.14 Interim Conduct of Business. Except as otherwise contemplated by this Agreement or as provided in the Company Disclosure Statement, since December 31, 1998, the Company and the Controlled Entities have not:

          (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any portion of its assets or property that is material to the Company and its Controlled Entities taken as a whole, except for cash applied in the payment of the Company's liabilities in the usual and ordinary course of business in accordance with the Company's or its Controlled Entities' past practices;

          (b) written off any asset which has a net book value which exceeds $25,000 individually or $125,000 in the aggregate, or suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

          (c) waived any material right arising out of the conduct of, or with respect to, its business;

          (d) made (or committed to make) capital expenditures in an amount which exceeds $250,000 for any item or $2,500,000 in the aggregate;

          (e) made any change in accounting methods or principles;

          (f) borrowed any money other than in the ordinary course of business pursuant to its existing credit facilities or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money or to make acquisitions referred to in the Company Disclosure Statement or to satisfy commitments to purchase entities referred to in the Company Disclosure Statement;

          (g) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

          (h) made any payments or distributions to its employees, officers or directors, except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

          (i) adopted any new Pension Plan, Welfare Plan or other Benefit Plan;

          (j) issued or sold any of its securities of any class;

          (k) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class;

          (l) suffered or been affected by any condition, event or occurrence which would be reasonably likely to have a Material Adverse Effect on the Company; or

          (m) made or changed any Tax election or method of accounting with respect to Taxes, or filed any amended Tax return, or settled or compromised any examination or proceeding with respect to any material Tax liability.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 5.14 by entering into this Agreement or by consummating the transactions contemplated hereby.

     5.15 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in an obligation of the Company, Holdings or the Purchaser to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained the Financial Advisors, the arrangements with both of which have been disclosed in writing to Holdings prior to the date hereof.

     5.16 Disclosure Documents. Neither the Schedule 14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the Commission or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting nor the information statement to be sent to such stockholders, in each case if required and as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders and at the time of the Stockholders Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Holdings or Purchaser or any of their respective representatives which is contained in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     5.17 Billing and Coding. Except in the situations that would not have a Material Adverse Effect on the Company, the Company and, since the applicable Controlled Entity Acquisition Dates, the Controlled Entities have, whether directly or indirectly through contractual arrangements with others, billed third party payers (including, but not limited to, Medicare, Medicaid, CHAMPUS and private payers) for health care services rendered by the Company, its Controlled Entities, or any of its or their employees, professional staff, or other persons or entities on behalf of whom or for which the Company or any of its Controlled Entities is authorized to bill for health care services, in accordance in all material respects with all federal, state and local laws, rules and regulations, and all agreements, applicable with respect thereto. Without limiting the generality of the foregoing, for said purposes all such services have been properly documented and coded, except to the extent the failure to so comply or to do so would not have a Material Adverse Effect on the Company.

     5.18  Properties.

     (a) The Company and its Controlled Entities have good, valid and, in the case of its Owned Property (as defined below), marketable fee title to its real property and interests in real property indicated as being owned by the Company and its Controlled Entities in the financial statements included in the Company Reports, except for properties sold or otherwise disposed of in the ordinary course of business (the "Owned Properties", free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions and encumbrances ("Encumbrances"), except where the failure to have such marketable fee title would not interfere in any material respect with the conduct of the business of the Company and the Controlled Entities as currently conducted. The leases relating to the Company's leased real property ("Company Leases") are in full force and effect, free and clear of all Encumbrances except where the failure to have such marketable fee title would not interfere with the conduct of business of the Company as currently conducted, and, to the best knowledge of the Company, are not in default.

     (b) No consent or approval is required to be obtained under any agreement by which the Company or any of its Subsidiaries has obtained a leasehold interest in any leased property by or with respect to the Company or any Subsidiary of the Company, and no right of termination shall arise under any Company Lease nor does any landlord have the right to increase the rent payable under any Company Lease, in each case in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except to the extent that the foregoing individually or in the aggregate would not have a Material Adverse Effect on the Company.

     (c) Neither the Company nor any of its Controlled Entities is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any Owned Property or any portions thereof or interests therein which property, portions and interests, individually or in the aggregate, are material to the Company.

     (d) Neither the Company nor any of its Controlled Entities or any affiliates of any of the foregoing has an ownership, financial or other interest in the landlord under any of the Company Leases which exceeds a 50% ownership, financial or other interest in such landlord.

     5.19  Material Contract Defaults; Non-Compete.

     (a) To the actual knowledge of any of the Company's senior officers, neither the Company nor any of its Controlled Entities is, or has received any notice or has any knowledge that any other party is, in default or unable to perform in any respect under any material contracts, agreements, commitments, arrangements, leases, licenses, policies or other instruments to which it or any of the Controlled Entities is a party or by which it or any such Controlled Entity is bound ("Material Contracts"), except for those defaults which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, and, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor any of the Controlled Entities is a party to any Material Contract that is required to be disclosed as an exhibit to the Company Reports in accordance with the rules and regulations of the Commission that has not been so disclosed.

     (b) Neither the Company nor any of its Controlled Entities is a party to any agreement that expressly limits the ability of the Company or any of its Controlled Entities to compete in or conduct any line of business or compete with any person in any geographic area or during any period of time.

     (c) There has not occurred any event that with the lapse of time or the giving of notice or both would reasonably be likely to result in the, and neither the Company nor any of its Controlled Entities has received any notice or has any knowledge of any reasonably likely, cancellation or modification adverse to the Company or any of its Controlled Entities of any material contract or arrangement with any of South Broward Hospital District (d/b/a Memorial Healthcare System,) any entity affiliated with Columbia/HCA Healthcare Corporation and any entity affiliated with Tenet Healthcare Corporation. For purposes of this Section 5.19(c), "material" shall mean a contract or arrangement which generated in excess of $200,000 of gross profit during the fiscal year ended December 31, 1998.

     5.20 Transactions with Affiliates. Except as set forth in the Company Reports and except with respect to physician practices within the Controlled Entities, there has been no transaction, agreement, arrangement or understanding, or any related series thereof, between the Company or its Controlled Entities or contractors, on the one hand, and the Company's affiliates (other than wholly-owned (excluding directors' and nominee shares) Subsidiaries), on the other hand, in which the amount or value involved exceeded $20,000. As used in the definition of "affiliate", the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     5.21  Vote Required; State Takeover Statutes.

     (a) The affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock entitled to vote thereon (the "Requisite Stockholder Approval") are the only votes of holders of the Company's capital stock necessary to adopt this Agreement.

     (b) No state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other jurisdiction) applies or purports to apply to this Agreement, the Merger, the Offer or any of the other transactions contemplated hereby. No provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Controlled Entities or any applicable law would, directly or indirectly, restrict or impair the ability of Holdings or the Purchaser to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its Controlled Entities that may be beneficially owned by Holdings or the Purchaser.

     5.22 1998 Financial Statements. The audited consolidated balance sheet of the Company and its consolidated Controlled Entities as at December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, copies of which are included in Section 5.22 of the Company Disclosure Statement, present fairly in all material respects the consolidated financial condition of the Company and its Controlled Entities as at such date and the consolidated results of their operations for the fiscal year then ended, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, and have been audited by Arthur Andersen LLP (whose report thereon is attached thereto). None of the Company and the Controlled Entities has any direct or indirect indebtedness, liability, claim or obligation, accrued, absolute, contingent or otherwise ("Liabilities"), other than (i) Liabilities fully reflected on the aforementioned audited financial statements, (ii) Liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practice and with the provisions hereof and (iii) Liabilities specifically disclosed in the Company Disclosure Statement.

     5.23 Year 2000 Compliance. With respect to the Company's and each of its Controlled Entities' hospital-based systems, all computer hardware, software, databases, systems and other computer equipment (collectively, "Software") used by the Company or its Controlled Entities can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis or by interacting or interoperating with third-party Software, without error relating to the processing, calculating, comparing, sequencing or other use of date data.

                                   ARTICLE VI

                                   COVENANTS

     6.1  Interim Operations.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the time when persons nominated by Holdings or Purchaser constitute a majority of the Board of Directors of the Company, except as set forth in the Company Disclosure Statement, unless Holdings has consented in writing thereto (which consent shall not be unreasonably withheld), each of the Company and its Controlled Entities shall:

          (i) conduct its business and operations according to their usual, regular and ordinary course consistent with past practice;

          (ii) to the extent consistent with its business, use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

          (iii) not amend its certificate of incorporation or by-laws or comparable governing instruments;

          (iv) promptly notify Holdings of any Material Adverse Effect on the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), the material breach by the Company of any representation or warranty contained herein or the occurrence or non-occurrence of any material event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder or any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement where the failure to obtain such third party's consent would have a Material Adverse Effect on the Company;

          (v) promptly deliver to Holdings true and complete copies of any report, statement or schedule filed with the Commission subsequent to the date of this Agreement;

          (vi) not (A) except pursuant to the exercise of options, warrants, conversion rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split, or reclassify, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, its capital stock or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or fringe benefits or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases of salaries or wages of employees of the Company or its Controlled Entities who are not directors or officers of the Company in the ordinary course of business and consistent with past practice; (D) grant any severance or termination package to any employee or consultant not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company or any of its Controlled Entities; (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans; or (F) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or the Company or any of its Controlled Entities.

          (vii) not (A) declare, set aside, make or pay any dividend or make any other distribution or payment payable in cash, stock, property or otherwise with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; other than the purchase prior to the Closing Date for cash of shares of Company Common Stock subject to stock price guarantees disclosed in Section 5.2(c)(iii) of the Company Disclosure Statement at prices per share not in excess of the applicable guarantee price disclosed in said
     Section 5.2(c)(iii);

          (viii) not enter into any material agreement or transaction, or agree to enter into any material agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving any merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock; other than the purchase prior to the Closing Date for cash of shares of Company Common Stock subject to stock price guarantees disclosed in Section 5.2(c)(iii) of the Company Disclosure Statement at prices per share not in excess of the applicable guarantee price disclosed in said Section 5.2(c)(iii);

          (ix) not incur any indebtedness for borrowed money or assume, endorse, guarantee or otherwise become responsible for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others, in any such case other than in the ordinary course of its business; provided that the Company may incur indebtedness pursuant to its current debt facilities with NationsBank, N.A. that is prepayable without penalty at or prior to the Effective Time in order to finance the purchase of shares of Company Common Stock subject to stock price guarantees disclosed in Section 4.2(c)(iii) of the Company Disclosure Statement;

          (x) not make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business;

          (xi) not make or commit to make any capital expenditures in excess of $250,000 individually or $2,500,000 in the aggregate;

          (xii) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices or principles therein reflected;

          (xiii) not to issue, deliver, sell, lease, sell and leaseback, pledge, dispose of or encumber, or authorize or commit to the issuance, delivery, sale, lease, sale/leaseback, pledge, disposition or encumbrance of material properties or assets of the Company or any of its Controlled Entities, except liens for taxes not currently due and liens granted to incur the indebtedness contemplated by Section 6.1(a)(ix) hereof;

          (xiv) use its commercially reasonable efforts to maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect;

          (xv) not to (A) make or change any Tax election or method of accounting with respect to Taxes, (B) file any amended Tax Return or (C) settle or compromise any examination or proceeding with respect to any material Tax liability;

          (xvi) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice, or waive, release, grant, or transfer any rights of value; other than the purchase prior to the Closing Date for cash of shares of Company Common Stock subject to stock price guarantees disclosed in
     Section 5.2(c)(iii) of the Company Disclosure Statement at prices per share not in excess of the applicable guarantee price disclosed in said Section 5.2(c)(iii);

          (xvii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and the Controlled Entities that are not in excess of (x) amounts reserved for in respect of litigation in the most recent consolidated financial statements of the Company included in the Company Reports or (y) amounts fully recoverable from insurers of the Company and the Controlled Entities or (z) amounts applied against self-insured retention amounts or deductibles (provided such settlements do not involve any material non-monetary obligations on the part of the Company);

          (xviii) change the composition, fill any vacancies or increase the size of the Company's Board of Directors; or

          (xix) amend or modify in any material respect or terminate any existing intellectual property license, execute any new intellectual property license, sell, license or otherwise dispose of, in whole or in part, any Company intellectual property, and/or subject any Company intellectual property to any lien or other encumbrance; or

          (xx) not agree, or commit to agree, to take or fail to take any action not permitted to be taken or not taken pursuant to this Section 6.1(a).

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the time when persons nominated by Holdings or Purchaser constitute a majority of the Board of Directors of the Company, except as set forth in the Purchaser Disclosure Statement, unless the Company has consented in writing thereto, each of Holdings and the Purchaser shall:

          (i) promptly deliver to the Company true and correct copies of any report, statement or schedule filed by Holdings or the Purchaser with the Commission subsequent to the date of this Agreement;

          (ii) promptly notify the Company of any Material Adverse Effect on Holdings, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach by Holdings or the Purchaser of any representation or warranty contained herein.

     6.2 Stockholders Meeting. (a) The Company, acting through its Board of Directors, shall, if required in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws and in consultation with Holdings, (i) duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the purchase of Shares pursuant to the Offer for the purpose of adopting this Agreement (the "Stockholders Meeting") and (ii) (A) except to the extent modified in accordance with this
Section 6.2, include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and include the written opinions of the Financial Advisors that the consideration to be received by the stockholders of the Company (other than Holdings and its affiliates) pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view and (B) use its reasonable best efforts to obtain the Requisite Stockholder Approval. The Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Holdings or the Purchaser such recommendation (or announce publicly its intention to do so) provided that the Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) in a manner adverse to Holdings or the Purchaser if: (1) the Company has complied with Section 6.10, (2) a Superior Proposal (as defined in Section 6.10) shall have been proposed by any person other than Holdings or the Purchaser and such proposal is pending at the time of such action; (3) the Board of Directors shall have concluded in good faith, after consultation with its outside legal counsel, that the Board of Directors is required to withdraw, amend or modify such recommendation in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; and (4) the Company shall have notified Holdings of such Superior Proposal at least two business days in advance of such action. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then beneficially owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the Company and Holdings agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with
Section 253 of the DGCL.

     6.3 Proxy Statement, Etc. If required by applicable law, as soon as practicable following Holding's request, the Company shall file with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and use its reasonable good faith efforts to have cleared by the Commission and mailed to the Company's stockholders, the Proxy Statement with respect to the Stockholders Meeting. Holdings, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Holdings and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Company will promptly notify the Purchaser of the receipt of any comments from the Commission or of any request by the Commission for any amendment to the Proxy Statement or for additional information, and the Company will permit Holdings to review and comment upon all filings by the Company with the Commission, including the Proxy Statement and the Schedule 14D-9, and any amendments thereto, and all mailings to the Company's stockholders in connection with the Offer and the Merger, including the Proxy Statement and the Schedule 14D-9, shall be subject to the prior review and comment of Holdings. The Company agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the Commission with respect to the Proxy Statement or the Schedule 14D-9, and any preliminary version thereto or amendment thereof, filed by it, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

     6.4 Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. The Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Board of
(i) each committee of the Board, (ii) each board of directors of each Controlled Entity of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. Until Purchaser acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all the members of the Board and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board and such boards and committees.

     (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.4 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to stockholders such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.4. Holdings or Purchaser will promptly supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Purchaser's designees pursuant to this Section 6.4 and prior to the Effective Time, in addition to any vote of the Board of Directors required by law or the Company's Certificate of Incorporation or By-laws, any amendment of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Holdings or Purchaser or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are neither designated by Holdings or Purchaser nor are employees of the Company or any of its Controlled Entities (the "Disinterested Directors"). Notwithstanding Section 6.4(a) hereof, the number of Disinterested Directors shall be not less than two; provided, however, that, in such event, if the number of Disinterested Directors shall be reduced below two for any reason, the remaining Disinterested Director shall be entitled to designate a person to fill the vacancy, and such person shall be deemed to be a Disinterested Director hereunder. If no Disinterested Director remains, the other directors who were directors prior to the date hereof shall designate two persons to fill such vacancies who shall not be employees of any of the Company and its Controlled Entities or employees, stockholders or affiliates of Holdings or Purchaser, and such persons shall be deemed to be Disinterested Directors hereunder.

     6.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall and shall cause its Controlled Entities, and their respective directors, employees, auditors, counsel, financial advisors and other agents, to
(a) allow all designated officers, attorneys, accountants and other representatives of Holdings and the Purchaser, including potential financial sources, reasonable access at all reasonable times to its and its Controlled Entities' officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to all information relating to its and its Controlled Entities' commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Controlled Entities; (b) furnish to Holdings and the Purchaser and its aforementioned representatives such financial, operating and other data and other information as such persons may reasonably request; and (c) instruct the employees, counsel, auditors and financial advisors and other agents of the Company and its Controlled Entities to cooperate reasonably with Holdings and the Purchaser and their investigation of the business of the Company and its Controlled Entities. From the date hereof to the time when the Purchaser purchases Shares pursuant to the Offer, Holdings and the Purchaser shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of Holdings and the Purchaser to cooperate reasonably with the Company in its investigation of the business of Holdings and the Purchaser or its subsidiaries. All information disclosed by the Company to Holdings and the Purchaser and their representatives or by Holdings or the Purchaser to the Company and its representatives shall be subject to the terms of that certain Confidentiality Agreement (the "Confidentiality Agreement") dated as of December 1, 1998 between Vestar Capital Partners III, L.P. and the Company.

     6.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger, the Offer or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its outside legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

     6.7  Further Action; Reasonable Best Efforts.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Stockholder Documents, including but not limited to (i) cooperation in the preparation and filing of the Proxy Statement, the Schedule 14D-9 the Schedule 13E-3, the Schedule 13D and the Offer Documents, any required filings under the HSR Act and any amendments to any thereof, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to leases, loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, and (iii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations.

     (b) The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such undertaking shall be agreed to or made unless reasonably acceptable to Holdings.

     (c) The Company shall use its commercially reasonable best efforts to obtain all consents, approvals, agreements, extensions or other waivers of rights necessary to ensure that all Leases and other Material Contracts remain in full force and effect for the benefit of the Company after the Effective Time on substantially the same terms and conditions as in effect on the date hereof (without any material increase in amounts payable by the Company thereunder).

     (d) As soon as practicable after the date hereof and, in any event, prior to the purchase of Shares pursuant to the Offer, the Company shall file with the Internal Revenue Service, prior to the receipt by any of the Company and its Controlled Entities of any notice of examination by the Internal Revenue Service, a duly executed and acknowledged Form 3115 in form and substance satisfactory to Holdings requesting permission for the Company and each of the entities with which the Company files a consolidated Federal income tax return to change the method of accounting for taxable gross revenues to the non-accrual experience method as defined in Internal Revenue Code Section 448(d)(5). Any additional or subsequent Internal Revenue Code Section 481 adjustments that may result from a change in the method of accounting for the Company or any of its Controlled Entities which relate to a change in the accounting of taxable gross revenues to the non-accrual experience method, as defined in Internal Revenue Code Section 448(d)(5), when combined with the Internal Revenue Code Section 481 adjustment reflected on the Form 3115, shall not exceed $4 million.

     6.8 Employee Benefit Plans. The Purchaser covenants and agrees that it will maintain benefit plans substantially comparable in the aggregate to the benefit plans in place on the date hereof and disclosed in Section 5.12 of the Company Disclosure Statement for a period of at least 1 year following the Effective Time. For purposes of satisfying the terms and conditions of such plans, the Purchaser shall give full credit for eligibility and vesting (but not benefit accrual) for each participant's period of service with the Company prior to the Effective Time. To the extent the Purchaser's benefit plans provide medical or dental welfare benefits after the Effective Time, the Purchaser shall cause all pre-existing condition exclusions and actively at work requirements to be waived to the extent such exclusions and work requirements have been satisfied under medical and dental plans in place on the date hereof and the Purchaser shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the Purchaser's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

     6.9  Indemnification of Directors and Officers of the Company.

     (a) For a period of six (6) years after the Effective Time, the Purchaser agrees to indemnify and hold harmless, and to cause the Surviving Corporation to honor its separate indemnification to, each person who is an officer or director of the Company or its Controlled Entities on the date of this Agreement (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of the Company or its Controlled Entities prior to the Effective Time, to the same extent he or she would have been indemnified under the Certificate of Incorporation or By-laws of the Company or the applicable Controlled Entity as such documents were in effect on the date of this Agreement and to the extent permitted under applicable law.

     (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in full force and effect (i) the Company's directors' and officers' liability insurance policy in existence on February 19, 1999 or
(ii) a substantially similar policy maintained by the Surviving Corporation providing for coverages of not less than $5,000,000 for acts and/or omissions alleged to have occurred prior to the Effective Time; provided that (x) the Surviving Corporation shall not be required to spend an aggregate amount for such coverage in excess of $380,000; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgement of the Board of Directors of the Surviving Corporation, for an aggregate cost not exceeding such amount, and (y) such policies may in the sole discretion of the Surviving Corporation be one or more "tail" policies for all or any portion of the full six (6) year period.

     (c) The Purchaser acknowledges that the Surviving Corporation will assume the Company's obligations under the indemnification agreements listed on Section 5.7(c) of the Company Disclosure Statement.

     (d) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of the Purchaser.

     6.10 No Solicitations. Neither the Company nor any of its Controlled Entities shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Controlled Entities authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than Holdings and its affiliates) relating to, other than the transactions contemplated by this Agreement, (i) any acquisition or purchase of 5% or more of the consolidated assets of the Company and its Controlled Entities or of any class of equity securities of the Company or any of its Controlled Entities, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of the Company or any of its Controlled Entities, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Controlled Entities whose assets, individually or in the aggregate, constitute 5% or more of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to Holdings or the Purchaser of the transactions contemplated by this Agreement (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than any of Holdings and its affiliates) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company, prior to the receipt of the Requisite Stockholder Approval of the transactions contemplated hereby, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (B) from participating in negotiations or discussions with or furnishing information to any person in connection with a Transaction Proposal not solicited after the date hereof which is submitted in writing by such person to the Board of Directors of the Company after the date of this Agreement; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement; and provided, further, that the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside financial advisors, that such Transaction Proposal is reasonably likely to constitute a Superior Proposal (as defined below) and, after consultation with its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is required in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; and provided, further, that the Board of Directors of the Company shall not (unless it is prohibited from doing so by the terms of the Transaction Proposal), take any of the foregoing actions prior to two business days after it provides Holdings with prompt (but in no event later than 24 hours after the occurrence or commencement of such action) written notice thereof. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall, to the extent not prohibited in good faith by the terms of such Transaction Proposal, promptly inform Holdings of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. "Superior Proposal" means any of the transactions described in clause (i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Transaction Proposal, including the status of the financing therefor, and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement, including the Merger.

     6.11 Disposition of Litigation. The Company, Holdings and the Purchaser shall participate jointly in the defense of any stockholder litigation against the Company, Holdings or the Purchaser, as applicable, and their respective affiliates, and the directors, officers, employees, representatives and agents of the foregoing, relating to the transactions contemplated by this Agreement.

     6.12 Financing-Related Cooperation. The Company agrees to provide, and will cause the Controlled Entities and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Holdings and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Holdings, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and the Controlled Entities; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time.

     6.13 Stop Transfer Order. The Company will instruct the Company's transfer agent that, except as provided in Section 4.4 of each of the Subscription and Tender Agreements, there is a stop transfer order with respect to all of the Shares and that the Subscription and Tender Agreements place limits on the transfer of such Shares.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 8.8 hereof):

          (a) If required by the DGCL, this Agreement shall have been adopted by the requisite vote of the Company's stockholders.

          (b) The Purchaser shall have purchased Shares pursuant to the Offer.

          (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) No preliminary or permanent injunction or other order, decree, statute, rule or regulation shall have been entered by any federal or state court or federal, state, local or other governmental authority which prevents the consummation of the Merger shall have been issued and remain in effect.

     7.2 Additional Condition to the Obligations of Holdings and the Purchaser to Effect the Merger. The obligations of Holdings and the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following condition (unless waived by Holdings and the Purchaser in accordance with the provisions of Section 8.8 hereof):

     (a) Funding under the Permanent Facilities (as defined in the NationsBank Commitment Letter), in the amounts and on the other terms and conditions (including unused availability under the revolving credit facility) set forth in the NationsBank Commitment Letter, shall have been received.

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the Company's stockholders:

          (a) By mutual written consent of Holdings, Purchaser and the Company;

          (b) By Holdings or the Company, if any court of competent jurisdiction or other governmental authority located or having jurisdiction within the United States shall have issued an order, injunction, decree, judgment or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, injunction, decree, judgment, ruling or other action is or shall have become final and nonappealable;

          (c) By Holdings, if due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions (other than as a result of a material breach by Holdings or Purchaser of any of its obligations hereunder), Purchaser shall have (i) terminated the Offer or
     (ii) failed to pay for Shares pursuant to the Offer on or prior to May 31, 1999 (the "Outside Date");

          (d) By the Company, prior to the purchase of Shares pursuant to the Offer, if (i) pursuant to and in compliance with Sections 1.2(b) and 6.2 hereof, the Board of Directors of the Company withdraws, modifies or amends in a manner adverse to Holdings or the Purchaser any of its recommendations described in Section 1.2(a)(i) hereof (or publicly announces its intention to do so), or (ii) the Company or its Board of Directors approves a Superior Proposal; provided, however, that (A) the Company shall have complied with Section 6.10, (B) the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal is a Superior Proposal and (C) the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that approving and entering into an agreement in connection with, and consummating, such Superior Proposal is required in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; provided, that this Agreement may not be terminated pursuant to this Section 8.1(d) unless
     (x) concurrently with such termination, the Company pays to Holdings the Termination Fee (as hereinafter defined) and (y) the Company shall have provided Holdings with at least two business days advance notice of such termination.

          (e) By the Purchaser, prior to the purchase of Shares pursuant to the Offer, if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Holdings or the Purchaser any of its recommendations described in Section 1.2(a)(i) hereof (or publicly announced its intention to do so), (ii) failed as promptly as reasonably practicable to mail the Schedule 14D-9 to its stockholders or failed to include in such Schedule 14D-9 such recommendations, (iii) approved, recommended or entered into an agreement with respect to, or consummated, any Transaction Proposal from a person other than Holdings or any of its affiliates, (iv) resolved to do any of the foregoing, or (v) in response to the commencement of any tender offer or exchange offer (other than the Offer) for outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer.

          (f) By the Company, prior to the purchase of Shares pursuant to the Offer, if (i) Holdings or the Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement and such breach is reasonably likely to have a Material Adverse Effect on Holdings and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied prior to the earlier of (x) 20 days after the Company has furnished Holdings with written notice of such breach or (y) two business days prior to the date on which the Offer expires, or (ii) Purchaser shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date (unless such failure is caused by or results from the breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement).

          (g) By Holdings, if (i) the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement and such breach is reasonably likely to have a Material Adverse Effect on the Company and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied prior to the earlier of (x) 20 days after Holdings has furnished the Company with written notice of such breach or (y) two business days prior to the date on which the Offer expires, or (ii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer as it may have been extended pursuant hereto and on or prior to such date (A) any person (including the Company but not including any of Holdings and its other affiliates) shall have made a public announcement, public disclosure or other formal communication to the Company or its stockholders with respect to a Transaction Proposal or (B) any person (including the Company or any of its Controlled Entities), other than Holdings or any of its affiliates, shall have become (and remain at the time of termination) the beneficial owner of 19.9% (provided that any person who on the date hereof beneficially owns 19.9% or more of the Shares shall not have become the beneficial owner of an additional 3% of the Shares) or more of the Shares (unless such person shall have tendered and not withdrawn such person's Shares pursuant to the Offer).

     8.2 Termination Fees and Expenses.

     (a) The Company shall (provided that neither Holdings nor the Purchaser is then in material breach of its obligations under this Agreement) upon the termination of this Agreement in accordance with Section 8.1(c) (if such termination shall have occurred, in whole or in part, by reason of the failure of any of the Offer Conditions set forth in paragraphs (a), (b), (d), (e), (f) and (i) or the Financing Condition (unless such financing is not received due to (i) the occurrence of a material disruption of or material adverse change in financial, banking or capital market conditions, (ii) a competing offering, placement or arrangement of debt securities or bank financing by or on behalf of the Company or any Controlled Entity thereof that was undertaken by, on behalf of (with Holdings' or Purchaser's consent), or at the direction of Holdings or its affiliates, or (iii) a material disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general)), Section 8.1(d), Section 8.1(e), Section 8.1(f) (ii) (if Holdings could have terminated this Agreement pursuant to Section 8.1(c) and such termination would have occurred, in whole or in part, for any of the reasons set forth earlier in this sentence with respect to a termination pursuant to Section 8.1(c)) or Section 8.1(g), promptly, but in no event later than two business days following written notice thereof, together with reasonable supporting documentation, reimburse Holdings and the Purchaser, in an aggregate amount of up to $3,000,000, for all reasonable out-of-pocket expenses and fees (including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, advisors, experts and consultants to Holdings and its affiliates), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Offer or the Merger or the consummation of any other transaction contemplated by this Agreement or the Stockholder Documents, the financing thereof or consents related hereto (collectively, the "Expenses"). Such payment, together with any Termination Fee which may be paid, shall serve as full liquidated damages in respect of such breach, and Holdings and the Purchaser hereby waive all claims against the Company and its Controlled Entities in respect of the breach or breaches occasioning the payment pursuant to this
Section 8.2(a). It is understood that in the event that the Purchaser is paid a

Termination Fee (as defined in Section 8.2(b) below), to the extent not previously paid, no amounts shall be payable as Expenses.

     (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) or by the Purchaser pursuant to Section 8.1(e), the Company shall pay to Holdings by wire transfer of immediately available funds to an account designated by Holdings on the next business day following such termination (or, in the case of a termination pursuant to Section 8.1(d), prior to the effectiveness of such termination) an amount equal to $6,400,000 (the "Termination Fee") less any amount previously paid to Holdings in respect of Expenses.

     (c) If all of the following events have occurred:

          (i) a Transaction Proposal is commenced, publicly disclosed, publicly proposed or otherwise formally communicated to the Company or its stockholders at any time on or after the date of this Agreement but prior to any termination of this Agreement and either (A) Holdings terminates this Agreement pursuant to Section 8.1(c) (unless such termination shall have occurred, in whole or in part, due to the failure of the condition set forth in paragraph (c) of Annex A or the Financing Condition due to, in the case of the failure of the Financing Condition, (i) the occurrence of a material disruption of or material adverse change in financial, banking or capital market conditions, (ii) a competing offering, placement or arrangement of debt securities or bank financing by or on behalf of the Company or any Controlled Entity thereof that was undertaken by or on behalf of (with Holdings' or Purchaser's consent), or at the direction of Holdings or any of its affiliates, or (iii) a material disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general) or (B) the Company terminates this Agreement pursuant to Section 8.1(f)(ii) or (C) Holdings terminates this Agreement pursuant to Section 8.1(g); and

          (ii) thereafter, within 12 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, the Transaction Proposal referred to in clause (i) above or a Superior Proposal (whether or not such Superior Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company or its stockholders prior to such termination);

     then, the Company shall pay to Holdings, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal, an amount equal to the Termination Fee (less any amount previously paid to Holdings in respect of Expenses).

     (d) Purchaser shall (provided that the Company is not then in material breach of any of its representations, warranties or obligations hereunder), following the termination of this Agreement in accordance with Section 8.1(f) (if such termination shall have occurred by reason of a material breach by Holdings or Purchaser of any of its material obligations hereunder), promptly, but in no event later than two business days following written notice thereof, together with reasonable supporting documentation, reimburse the Company, in an aggregate amount of up to $1,000,000, for all reasonable out-of-pocket expenses and fees (including those payable to investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, advisors, experts and consultants to the Company and its affiliates), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Offer or the Merger or the consummation of any other transaction contemplated hereby or by the Stockholder Documents, the financing hereof or consents related hereto. Such payment shall serve as full liquidated damages in respect of such breach and the Company hereby waives, on behalf of itself and its Controlled Entities, all claims against Holdings and its affiliates in respect of the breach or breaches occasioning the payment pursuant to this Section 8.2(d).

     (e) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that all expenses of Holdings and the Purchaser shall be paid by the Surviving Corporation at or following the Effective Time.

     8.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to the provisions of Sections 6.6, 8.2, 8.3 and 9.6, which obligations shall survive the termination of this Agreement.

     8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any instrument delivered pursuant hereto shall expire at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, as the case may be. All agreements in this Agreement to be fully performed prior to the Effective Time shall terminate at the Effective Time and all other agreements shall survive the Effective Time. Except as expressly provided otherwise in Section 8.3, all agreements in this Agreement shall terminate upon the termination of this Agreement pursuant to
Article VIII.

     9.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

     If to Holdings or the Purchaser:

     c/o Vestar Capital Partners III, L.P.
     245 Park Avenue
     41st Floor
     New York, NY 10167
     Attn: James L. Elrod, Jr.
     Facsimile: (212) 808-4922

     With copies to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Attn: Peter J. Gordon, Esq
     Facsimile: (212) 455-2502

     If to the Company:

     Sheridan Healthcare, Inc.
     4651 Sheridan Street, Suite 400
     Hollywood, FL 33021
     Attn: Mitchell Eisenberg, M.D.
     Chairman, President and Chief Executive Officer and
     Jay A. Martus, Esq.
     Vice President and General Counsel
     Facsimile: (954) 987-8359

     With copies to:

     Akerman, Senterfitt & Eidson P.A.
     One S.E. 3rd Avenue, 28th Floor
     Miami, Florida 33131
     Attn: Stephen K. Roddenberry, Esq.
     Facsimile: (305) 374-5095

or to such other address as any party shall specify by written notice so given.

     9.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Holdings, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     9.4 Entire Agreement. This Agreement, the Stockholder Documents, the Disclosure Statements of the Company and the Purchaser, the Exhibits and Annex hereto and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.5 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 Incorporation of Exhibits. The Disclosure Statements of the Company and the Purchaser attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          VESTAR/CALVARY HOLDINGS, INC.

                                          By: /s/ JAMES L. ELROD

                                            ------------------------------------
                                          Title: President

                                          VESTAR/CALVARY, INC.

                                          By: /s/ JAMES L. ELROD

                                            ------------------------------------
                                          Title: President

                                          SHERIDAN HEALTHCARE, INC.

                                          By: /s/ MITCHEL EISENBERG

                                            ------------------------------------
                                          Title: President

                                    ANNEX A

                                OFFER CONDITIONS

     The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, prior to the expiration of the Offer, (i) a number of shares of Company Common Stock which, together with any Shares owned by Holdings or Purchaser, or any controlled affiliate thereof, constitutes at least a majority of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition"), (ii)(A) Purchaser shall not have received funding for the Offer (1) sufficient to pay for all Shares tendered pursuant to the Offer and not validly withdrawn and to pay all fees and expenses related to the Offer and (2) otherwise on the terms and subject to the conditions set forth in the NationsBank Commitment Letter and (B)(1) the Permanent Facilities (as defined in the NationsBank Commitment Letter) shall not have been fully executed and delivered or shall not be in full force or effect or (2) all conditions to funding under the Permanent Facilities that are required to be, or are capable of being, satisfied prior to the purchase of the Shares pursuant to the Offer shall not have been satisfied or (3) there is reason to believe that any of the other conditions to funding under the Permanent Facilities will not be satisfied prior to the termination of the Merger Agreement or the Permanent Facilities, or (iii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred or Purchaser makes a good faith determination that any of the following conditions has occurred:

          (a) there shall be pending or threatened by any governmental authority any suit, action or proceeding, or any preliminary or permanent injunction or order, decree, statute, rule or regulation shall have been entered by any federal or state court or other governmental authority, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Holdings or the Company or any affiliate of Holdings or the Company or the Offer or the Merger, (i) challenging or seeking to restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of any of the other transactions contemplated by the Merger Agreement or seeking to materially delay the Merger or obtain from Holdings or any of its affiliates material damages; (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Controlled Entities or Holdings or any of Holdings' affiliates of all or any material portion of the business or assets of the Company or any of its Controlled Entities or Holdings, or any of its affiliates, or seeking to compel Holdings, Purchaser or any of Holdings' affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Controlled Entities or Holdings or any of its affiliates; (iii) seeking to impose or confirm limitations on the ability of Holdings or any of Holdings' affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares on all matters properly presented to the stockholders of the Company, including without limitation the adoption of the Merger Agreement, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) seeking to require divestiture by Holdings or any of Holdings' affiliates of any Shares;

          (b) there shall have occurred any event that has had or would be reasonably likely to have a Material Adverse Effect on the Company;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, (iii) any material adverse change or any existing or threatened condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that, in the reasonable judgment of Purchaser, could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (except for any such event involving Serbia or Iraq) or materially adversely affecting (or materially delaying) the consummation of the Offer or (vii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (d) All material licenses, permits, consents, authorizations, qualifications, orders and approvals of (or filings with) any governmental authority or other third party (including, without limitation, the consents of the Company's creditors and of South Broward Hospital District) required to be obtained, made or received in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall not have been obtained, made or received in form and substance reasonably satisfactory to Holdings.

          (e) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

          (f) the Company shall have failed to perform in any material respect any agreement of the Company contained in the Merger Agreement that is required to be performed by it prior to the time of such determination;

          (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

          (h) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; or

          (i) to the Company's knowledge, the Company or a Controlled Entity of the Company is under investigation for any violation of the "Stark" laws, anti-kickback laws or the laws relating to Medicare, Medicaid, Champus or any rules or regulations related thereto:

        which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates other than a breach of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                       A-2